Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Logitech International S.A.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-100854, No. 333-140429, No. 333-157038, No. 333-163933, No. 333-167143, No. 333-180725, No. 333-180726, No. 333-184583, No. 333-192728 and No. 333-221269) of Logitech International S.A. of our report dated May 21, 2018, with respect to the consolidated balance sheets of Logitech International S.A. and subsidiaries (the Company) as of March 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows and the related notes and financial statement schedule (collectively, the “consolidated financial statements”) for each of the years in the three-year period ended March 31, 2018, and the effectiveness of internal control over financial reporting as of March 31, 2018, which report appears in the March 31, 2018 annual report on Form 10-K of the Company. As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for excess tax benefits from share-based payments in 2018 due to the adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

/s/ KPMG LLP
Santa Clara, California
May 21, 2018